Exhibit 5.2

May 9, 2024

Genesis Energy, L.P.

Genesis Energy Finance Corporation

Guarantors

811 Louisiana

Suite 1200

Houston, TX 77002

Ladies and Gentlemen:

We have acted as local Louisiana counsel to Red River Terminals, L.L.C. (“Red River”) and TDC, L.L.C. (“TDC”), each a Louisiana limited liability company (the “Companies” and each, a “Company”), in connection with the registration pursuant to a Registration Statement on Form S-3 (File No. 333-278743) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by Genesis Energy, L.P., a Delaware limited partnership (the “Partnership”) and Genesis Energy Finance Corporation, a Delaware corporation (collectively, the “Issuers”), of an aggregate principal amount of $700,000,000 of 7.875% Senior Notes due 2032 (the “Notes”), including the guarantees (each, a “Guarantee”) of the Notes by certain of the Partnership’s subsidiaries (the “Subsidiary Guarantors”), including the Companies, to be issued under the Indenture referred to below. The Notes will be issued pursuant to an Indenture dated as of May 21, 2015 (the “Base Indenture”), among the Issuers, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Prior Trustee”), as supplemented by the Twenty-First Supplemental Indenture thereto, dated as of May 9, 2024 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuers, the Subsidiary Guarantors and Regions Bank as successor trustee (the “Trustee”).

Documents Examined

In connection with our opinions, we have examined the following (the “Examined Documents”):

i.	A photocopy of the executed Indenture;

ii.

Photocopies of each of the articles of organization of Red River dated July 31, 1995, as amended and of TDC dated July 23, 2001, as amended, the Operating Agreement, dated July 11, 2007, of TDC, and the Amended and Restated Operating Agreement, dated July 11, 2007, of Red River, as attached to the Certificate of Secretary Guarantors;

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iii.	Resolutions of the Companies dated May 13, 2015, April 15, 2024, and May 2, 2024, as attached to the Certificate of Secretary Guarantors;

iv.	Officer’s Certificate dated May 9, 2024;

v.	Certificate of Secretary Guarantors dated as of May 9, 2024 (the “Certificate of Secretary Guarantors”); and

vi.	Good standing certificates of the Companies dated May 3, 2024 issued by the Secretary of State of Louisiana (the “Louisiana Certificates”).

Assumptions

For purposes of this Opinion, we have assumed:

A.	That all signatures on the documents, agreements and instruments reviewed by us are genuine;

B.

That all documents submitted to us as originals are authentic and what they purport to be and all documents submitted to us as certified, conformed or photostatic copies conform to the originals of such documents;

C.

The legal capacity of natural persons, the existence and entity power of all parties to the Examined Documents and all other documents (other than the Companies with respect to the Indenture (including its Guarantee pursuant thereto)), and the due authorization, execution and delivery of the Examined Documents and all other documents by the parties thereto (other than the Companies with respect to the Indenture (including its Guarantee pursuant thereto));

D.

That each member, manager, officer, or other representative of the Companies (and each member, manager, officer, or other representative of any tier thereof) is validly existing and in good standing under the law of the jurisdiction of its formation and has taken all action necessary or received all necessary authorizations under any applicable organizational documents and applicable law to authorize the execution and delivery of articles of organization, operating agreements, resolutions, and authorizations governing the Companies and of the Indenture (including their respective Guarantees) and the performance by the Companies of their respective obligations under the Indenture (including their respective Guarantees);

E.

That the Indenture been duly executed and delivered by all parties thereto (other than the Companies); and that the Indenture constitutes the valid and binding obligation of each party thereto, enforceable against each such party in accordance with its terms;

F.

That there is no requirement of authorization, consent, order, approval, license, or exemption of, or filing requirement or registration with, any person or state or federal governmental authority with respect to the parties’ due execution, delivery or performance of the Indenture that has not been duly obtained or made and that is not in full force and effect;

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G.	That the Companies are direct or indirect wholly owned subsidiaries of the Partnership;

H.

The existence and entity power and due authorization of each person not a natural person (other than, with respect to the Indenture, the Companies) to execute and deliver the Indenture and to consummate the transactions contemplated by the Indenture;

I.

As we were not present at the execution of the Indenture, we have relied upon certificates of the Companies as to the physical execution by a duly elected, qualified and acting officer of each Company, of the Indenture and have assumed that a copy of the Indenture has been irrevocably and unconditionally delivered to the Trustee on behalf of the Issuers and the Subsidiary Guarantors;

J.

As to various questions of fact relevant to this Opinion, we have relied, without independent investigation, upon the Examined Documents, certificates (and website printouts) of state agencies and public officials, certificates of officers of the Companies and the representations and warranties of the Companies in the Indenture, all of which we assume to be true, correct, and complete. We have made no inquiry of the Companies or any other person or entity (including governmental authorities) regarding, and no review of, any judgments, orders, decrees, franchises, licenses, certificates, permits or other public records or agreements to which the Companies are a party other than the Examined Documents;

K.	None of the Examined Documents or any other documents submitted to us have been amended or terminated orally or in writing; and

L.	There has not been any change in the good standing status of the Companies from that reflected in the Louisiana Certificates.

Opinions

Based upon and subject to the foregoing and the assumptions, limitations, qualifications, and exceptions set out below, we are of the opinion that:

1)	Each Company is validly existing as a limited liability company and is in good standing under the laws of the State of Louisiana;

2)	Each Company has the limited liability company power to execute and deliver the Indenture and perform its obligations under the Indenture (including its Guarantee pursuant thereto);

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3)

The execution and delivery of the Indenture by each Company and the performance by each Company of its obligations under the Indenture (including its Guarantee pursuant thereto) have been duly authorized by all necessary limited liability company action; and

4)	The Indenture has been duly and validly executed and delivered by each Company.

Limitations, Exceptions, and Qualifications

The foregoing opinions are subject to the following limitations, exceptions, and qualifications:

I.

Our opinions with respect to the existence and good standing set forth in Paragraph (1) above are based solely upon the articles of organization of Red River and TDC and upon the Louisiana Certificates and speak only of the date and time set forth in the Louisiana Certificates. The opinions expressed in Paragraph (1) do not extend to, and we express no opinion as to, whether Red River or TDC is in “tax good standing” as to the payment of or filings related to taxes of the State of Louisiana (as opposed to filings relating to its entity status with the Louisiana Secretary of State).

II.

The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

III.

This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Companies or any other person or any other circumstance.

IV.

You are advised that our engagement by Genesis Energy, L.P. has been limited to specific matters; consequently, there may exist matters of a legal nature involving the Companies about which we have not advised or represented the Companies and of which we have no knowledge.

V.	We express no opinion regarding any Blue Sky laws or any securities laws.

VI.

We express no opinion as to the laws of any jurisdiction other the laws of the State of Louisiana and then only as to such laws as in our experience are normally applicable to the transactions reflected in the Indenture (“Included Laws”).

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VII.

We express no opinion with respect to the fairness of any of the Indenture or any other matter, and in rendering the opinions expressed herein, we have assumed, with your consent, that a court of competent jurisdiction would find all such matters were entirely fair. We have assumed that no fraud, dishonesty, forgery, coercion, duress or breach of fiduciary duty exists or will exist with respect to any of the matters relevant to the opinions expressed in this Opinion.

VIII.

We express no opinion as to (i) the compliance of the transactions contemplated by the Indenture with any laws, regulations, or governmental requirements applicable to any party other than the Companies (and then, only as to the Included Laws), (ii) the financial condition or solvency of the Companies, (iii) the ability (financial or otherwise) of any of the Companies or any other party to meet its obligations under the Indenture, (iv) whether the execution or delivery by the Companies of, or the performance by the Companies of their respective obligations under, the Indenture will conflict with, breach, violate, cause a default, or create or impose any lien or security interest under any contract or agreement as a result of any covenant, restriction or provision with respect to any financial ratio test or any aspect of the financial condition or results of operations of the Companies, and (v) the creation, attachment, validity, enforcement, perfection, effect of perfection or non-perfection or priority of any lien or security interest.

IX.	The opinions expressed herein are written as of and relate solely to the date hereof, and we disclaim any obligation to update this Opinion in any manner or for any reason.

X.

The opinions expressed herein are rendered exclusively for your benefit in connection with the transactions described herein. Except as set forth below, the opinions expressed herein may not be used or relied upon by any other Person, nor may this Opinion or any copies or excerpts thereof be furnished to any other Person, filed with any government authority, quoted, cited or otherwise referred to without our prior written consent (except in connection with a legal or arbitral proceeding or as may be required by applicable law).

This opinion may be relied upon by Paul Hastings, LLP in connection with the opinion it is delivering to you as filed as an exhibit to the Registration Statement that we understand will be filed as a part of the Registration Statement. We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the Preliminary Prospectus Supplement and the Final Prospectus Supplement, each dated May 6, 2024 forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ LISKOW & LEWIS
LISKOW & LEWIS
A Professional Law Corporation

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